Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA BOARD OF DIRECTORS ACKNOWLEDGES RECEIPT OF CORRESPONDENCE FROM WINTERGREEN ADVISORS AND ANNOUNCES COMMENCEMENT OF STRATEGIC ALTERNATIVES EVALUATION

December 18, 2015 – DAYTONA BEACH, FLORIDA – Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today acknowledged receipt of a letter dated December 17, 2015, to the Company’s independent directors from Wintergreen Advisors, LLC (“Wintergreen”).  The December 17 letter, which contains certain allegations against the Company’s board of directors (the “Board”) and management team, also had been publicly disseminated by Wintergreen.  Similar allegations from Wintergreen had previously been received privately by the Company’s independent directors on November 13, 2015.

The Board, Company management and their legal advisors considered the allegations contained in Wintergreen’s earlier communications at a special meeting of the Board in November 2015 (the “Special Meeting”), and believe that such allegations are inaccurate and without merit.

As previously announced, Wintergreen recently submitted a proposal to be voted upon by the Company’s shareholders at the 2016 annual meeting, requesting that the Board engage an independent advisor to evaluate a sale of the Company or the orderly liquidation of its assets.  Following consideration of Wintergreen’s proposal, the Board, at the Special Meeting, authorized Company management to solicit proposals from financial advisory firms to advise the Board as to its options for maximizing shareholder value, including the options of sale of the Company, sale of assets or continued pursuit of the Company’s business plan.  The Board will evaluate the proposals received at its January 2016 Board meeting.

Jeffry Fuqua, chairman of the Board, stated, “The Board has been consistently and appropriately involved in the oversight of the Company’s management and the review of its financial disclosures.  We believe the Board and management have worked together to create significant shareholder value.  Accordingly, we reiterate our full support of our CEO, John P. Albright, our CFO Mark E. Patten, and the Company’s management team.”

Mr. Fuqua continued, “The Company welcomes the input and perspective of all of our shareholders and will continue to consider all shareholder submissions. We carefully considered Wintergreen’s earlier letter, and will give appropriate consideration to Wintergreen’s most recent communication.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including more than 1.7 million square feet of income properties, as well as over 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation, which has been updated for Q3 2015, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include uncertainties associated with closing land transactions, including our ability to obtain necessary governmental approvals or to satisfy other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.